Contact: David Reavis         (216) 429-5036 Exhibit 99.1
For release Monday, October 30, 2017

TFS FINANCIAL REPORTS ANOTHER RECORD YEAR OF EARNINGS
Increased home purchase volume, rising home values contribute to record net income of $88.9 million

(Cleveland, OH - October 30, 2017) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and fiscal year ended September 30, 2017.
The Company reported net income of $88.9 million for the fiscal year ended September 30, 2017, compared to net income of $80.6 million for the fiscal year ended September 30, 2016. The improvement was due primarily to an increase in the credit for loan losses, combined with an increase in net interest income and partially offset by a decrease in non-interest income. The Company reported net income of $23.0 million for the three months ended September 30, 2017, compared to net income of $22.8 million for the three months ended September 30, 2016, with similar individual variances between the two periods, plus higher non-interest expenses in the current three month period. In addition, results for the current fiscal year had the benefit of a lower effective rate used to calculate income tax expense in accordance with recently adopted accounting guidance related to stock-based compensation.

“We’re thrilled to announce Third Federal enjoyed its second consecutive record year of earnings,” said Marc A. Stefanski, chairman and CEO. “We also experienced ongoing success in our three-dimensional approach to creating value by increasing our dividend, growing assets, and repurchasing stock.” Interest rates continued to remain low; and as consumers regained confidence in the economy, our home purchase mortgage volume increased 25% compared to the previous year. With housing values continuing to rise, our customers also took advantage of the equity in their homes, driving a significant increase in equity loan applications.  We once again thank our customers, associates, communities and shareholders for their ongoing support, and look forward to continued success.”
Net interest income in the current year was higher than the prior year, as $20.6 million of additional interest income in the current year more than offset $12.1 million of additional interest expense. Interest income was higher, as a $776.8 million increase in the average balance of interest-earning assets, mainly loans, more than offset the lower weighted average yield earned on those assets. The average cost of interest-bearing liabilities was higher in the current year as a result of increased short-term market interest rates and the use of longer duration funding sources that carried higher costs. Net interest income was $278.9 million for the fiscal year ended September 30, 2017 and $270.4 million for the fiscal year ended September 30, 2016. Similar trends were observed in the three month periods as well, as net interest income was $70.1 million for the three months ended September 30, 2017 and $67.6 million for the three months ended September 30, 2016. The interest rate spread for the fiscal year ended September 30, 2017 was 2.02%, compared to 2.09% for the prior year. The interest rate spread was 1.99% for the three months ended September 30, 2017 and 2.05% for the three months ended September 30, 2016. The net interest margin for the fiscal year ended September 30, 2017 was 2.16%, as compared to 2.23% for the fiscal year ended September 30, 2016. The net interest margin for the three months ended September 30, 2017 was 2.13%, compared to 2.18% for the three months ended September 30, 2016.
The provision for loan losses was a credit of $7.0 million for the three months ended September 30, 2017 compared to a credit of $3.0 million for the three months ended September 30, 2016. The provision for loan losses was a credit of $17.0 million for the fiscal year ended September 30, 2017 compared to a credit of $8.0 million for the fiscal year ended September 30, 2016. The credits recorded are a result of a combination of favorable trends including lower gross loan charge-offs, higher loan recoveries and lower levels of delinquent loans. Gross loan charge-offs were $11.5 million for the fiscal year ended September 30, 2017 and $14.9 million for the fiscal year ended September 30, 2016, while loan recoveries were $15.6 million in the current year and $13.1 million in the prior year. As a result of loan recoveries exceeding charge-offs, the Company reported net loan recoveries of $4.2 million for the fiscal year ended September 30, 2017, compared to $1.8 million of net loan charge-offs for the fiscal year ended September 30, 2016. Of the $4.2 million of net loan recoveries in the current fiscal year, $2.4 million of net recoveries occurred in the residential core portfolio (first mortgage loans other than the Home Today portfolio), $2.7 million of net recoveries occurred in the home equity loans and lines of credit portfolio and $1.0 million of net charge-offs occurred in the Home Today portfolio. The Home Today portfolio, which essentially has been in run-off status since 2009, totaled $109.0 million at September 30, 2017 and $121.9 million at September 30, 2016. The allowance for loan losses was $48.9 million, or 0.39% of total loans receivable, at September 30, 2017, compared to $61.8 million, or 0.52% of total loans receivable, at September 30, 2016. The provision credit and the reduction in the allowance is also supported by a reduction of the principal balance of home equity lines of credit coming to the end of the draw period. In recent years, a large portion of the overall allowance has been allocated to the home equity loans and lines of credit category to address exposure from customers whose lines of credit were originated without amortizing payments during the draw period and who could face potential increased payment shock at the end of the draw period. In general, home equity lines of credit originated prior to June 2010 were characterized by a ten-year draw period, with interest only payments, followed by a ten-year repayment period. However, a large number of those lines of credit approaching the end of draw period have been paid off or refinanced without significant loss. The principal balance of home equity lines of credit originated prior to 2010 without amortizing payments during the draw period that are coming to the end of the draw period through fiscal 2020 is $482.4 million at September 30, 2017, compared to $891.2 million at September 30, 2016. As this exposure decreases without incurring significant loss, the portion of the overall allowance allocated to the home equity loans and lines of credit category can be decreased. Generally, equity lines of credit originated after June 2010 require an amortizing payment during the draw period and do not face the same end-of-draw increased payment shock risk.

Non-accrual loans decreased $10.9 million to $79.1 million, or 0.63% of total loans, at September 30, 2017 from $90.0 million, or 0.76% of total loans, at September 30, 2016. The $10.9 million decrease in non-accrual loans for the fiscal year ended September 30, 2017 consisted of a $7.5 million decrease in the residential core portfolio, a $2.0 million decrease in the home equity loans and lines of credit portfolio and a $1.3 million decrease in the Home Today portfolio.
Total loan delinquencies decreased $7.1 million to $44.8 million, or 0.36% of total loans receivable, at September 30, 2017 from $52.0 million, or 0.44% of total loans receivable, at September 30, 2016. The real estate owned portfolio decreased $1.3 million, or 19.1%, to $5.5 million at September 30, 2017 from $6.8 million at September 30, 2016.
Total troubled debt restructurings decreased $8.6 million, to $162.0 million at September 30, 2017, from $170.6 million at September 30, 2016. Of the $162.0 million of troubled debt restructurings recorded at September 30, 2017, $86.6 million was in the residential core portfolio, $31.4 million was in the home equity loans and lines of credit portfolio and $44.0 million was in the Home Today portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $58.9 million at September 30, 2017 and $63.7 million at September 30, 2016.
Total non-interest income decreased $5.2 million, to $19.8 million, for the fiscal year ended September 30, 2017, from $25.0 million for the fiscal year ended September 30, 2016, with a decrease in the gain on sale of loans and a decrease in death benefits from life insurance contracts being the primary reasons.
Total non-interest expenses increased $1.4 million to $182.4 million for the fiscal year ended September 30, 2017 from $181.0 million for the fiscal year ended September 30, 2016. The increase consisted of a combination of a $2.8 million increase in marketing services and a $1.7 million increase in other expenses, mainly in the current three-month period, partially offset by a $2.6 million decrease in real estate owned expenses, which was a result of the decreased levels of real estate owned assets.
Total income tax expense increased by $2.7 million, to $44.5 million, for the fiscal year ended September 30, 2017, from $41.8 million for the fiscal year ended September 30, 2016, but the effective tax rate decreased to 33.3% from 34.2% as a result of recognizing $1.1 million of excess tax benefits in the current year period related to stock-based compensation. Effective October 1, 2016, the Company adopted ASU 2016-09, Compensation - Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. Under this standard, excess tax benefits and tax deficiencies related to stock-based compensation are recognized in the provision for income taxes on the consolidated statement of operations. The amount recognized will vary based on a number of factors including the number of shares vesting or options exercised in the current period and the difference in stock price between grant date and exercise or vest date. Previously the amounts were recognized as part of paid-in capital in shareholders' equity.
Total assets increased by $786.5 million, or 6%, to $13.69 billion at September 30, 2017 from $12.91 billion at September 30, 2016. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments, combined with a net increase in the combination of cash and cash equivalents and investment securities.
The combination of cash and cash equivalents and investment securities increased $56.6 million, or 8%, to $805.7 million at September 30, 2017 from $749.1 million at September 30, 2016.
The combination of loans held for investment, net and mortgage loans held for sale increased $706.2 million, or 6%, to $12.42 billion at September 30, 2017 from $11.71 billion at September 30, 2016. Residential core mortgage loans, including those held for sale, increased $672.2 million during the fiscal year ended September 30, 2017, and the home equity loans and lines of credit portfolio increased $21.0 million. Total first mortgage loan originations were $2.70 billion for the fiscal year ended September 30, 2017, of which 50% were adjustable rate mortgages and 15% were fixed-rate mortgages with terms of 10 years or less. During the fiscal year ended September 30, 2017, $249.4 million of fixed-rate loans were sold resulting in a net gain of $2.2 million. Interest rate movements during the current fiscal year contributed to the lower percentage gains recognized than the previous fiscal year. During the fiscal year ended September 30, 2016, $200.3 million of fixed-rate loans were sold resulting in a net gain of $6.2 million.
Deposits decreased $179.7 million, or 2%, to $8.15 billion at September 30, 2017 from $8.33 billion at September 30, 2016. The decrease in deposits was the result of a $130.4 million decrease in our certificates of deposit ("CDs"), a $41.0 million decrease in our savings accounts and a $8.4 million decrease in our checking accounts for the fiscal year ended September 30, 2017. Total deposits include $620.7 million and $539.8 million of brokered CDs at September 30, 2017 and September 30, 2016, respectively.
Borrowed funds, all from the FHLB, increased $952.6 million, to $3.67 billion at September 30, 2017 from $2.72 billion at September 30, 2016, as a combination of loan growth, share repurchases, dividends and deposit withdrawals led to increased funding demands. This increase reflects a combination of an additional $900.3 million of five-year term advances and $259.0 million of short-term advances, partially offset by other principal repayments. Of the new five-year term advances, $900.0 million are actually 90 day advances that have an effective duration at inception of five years as a result of interest rate swap contracts. The total balance of borrowed funds of $3.67 billion at September 30, 2017 consisted of short-term advances of $1.11 billion, term advances of $1.06 billion with a remaining weighted average maturity of approximately 1.9 years and term advances of $1.50 billion aligned with interest rate swap contracts with a remaining weighted average effective maturity of approximately 4.2 years. The amount of FHLB stock owned at September 30, 2017 increased $20.1 million from September 30, 2016 to satisfy common stock ownership requirements related to the increase in the balance of FHLB advances.
Total shareholders' equity increased $29.5 million to $1.69 billion at September 30, 2017 from $1.66 billion at September 30, 2016. Activity reflects $88.9 million of net income in the current fiscal year, reduced by $52.5 million of repurchases of outstanding common stock and four quarterly dividends totaling $27.7 million, and was further impacted by a combination of adjustments related to our stock compensation plan, Employee Stock Ownership Plan and accumulated other comprehensive loss. During the three months ended September 30, 2017, a total of 586,900 shares of our common stock were repurchased at an average cost of $15.68 per share. A total of 3,148,610 shares were repurchased at an average cost of $16.69 per share during the fiscal year ended September 30, 2017. At September 30, 2017, there were 7,750,890 shares remaining to be purchased under the Company's eighth repurchase program. The Company declared and paid a quarterly dividend of $0.125 per share during each of the first three fiscal quarters and a dividend of $0.17 per share during the fourth fiscal quarter. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 19, 2017 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive the receipt of up to a total of $0.68 per share of possible dividends to be declared on the Company's common stock, including $0.51 during the three quarters ending December 31, 2017, March 31, 2018 and June 30, 2018. The MHC has conducted the member vote to approve the dividend waiver each of the past four years under Federal Reserve regulations and for each of those four years, approximately 97% of the votes cast were in favor of the waiver.
The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”), subject to transitional provisions extending through the end of 2018. The Basel III Rules include a Common Equity Tier 1 Capital ratio, with a fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer of 7.00%.  At September 30, 2017 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 11.16%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 20.69% and its total capital ratio was 21.37%. Additionally, the Company's Tier 1 leverage ratio was 12.41%, its Common Equity Tier 1 and Tier 1 ratios were each 22.96% and its total capital ratio was 23.63%.
Presentation slides as of September 30, 2017 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link, beginning October 31, 2017. As was the case last quarter, the Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 75th anniversary in May, 2013. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of September 30, 2017, the Company’s assets totaled $13.69 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets, credit markets or real estate markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•
the impact of the governmental effort to restructure the U.S. financial and regulatory system, including the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("DFA") and the continuing impact of our coming under the jurisdiction of new federal regulators;

•	the inability of third-party providers to perform their obligations to us;

•	a slowing or failure of the moderate economic recovery;

•
the adoption of implementing regulations by a number of different regulatory bodies under the DFA, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	September 30, 2017	September 30, 2016
ASSETS
Cash and due from banks	$35,243	$27,914
Interest-earning cash equivalents	232,975	203,325
Cash and cash equivalents	268,218	231,239
Investment securities available for sale (amortized cost $541,964 and $517,228, respectively)	537,479	517,866
Mortgage loans held for sale, at lower of cost or market (none measured at fair value)	351	4,686
Loans held for investment, net:
Mortgage loans	12,434,339	11,748,099
Other loans	3,050	3,116
Deferred loan expenses, net	30,865	19,384
Allowance for loan losses	(48,948)	(61,795)
Loans, net	12,419,306	11,708,804
Mortgage loan servicing assets, net	8,375	8,852
Federal Home Loan Bank stock, at cost	89,990	69,853
Real estate owned	5,521	6,803
Premises, equipment, and software, net	60,875	61,003
Accrued interest receivable	35,479	32,818
Bank owned life insurance contracts	205,883	200,144
Other assets	61,086	63,994
TOTAL ASSETS	$13,692,563	$12,906,062
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,151,625	$8,331,368
Borrowed funds	3,671,377	2,718,795
Borrowers’ advances for insurance and taxes	100,446	92,313
Principal, interest, and related escrow owed on loans serviced	35,766	49,401
Accrued expenses and other liabilities	43,390	53,727
Total liabilities	12,002,604	11,245,604
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; $281,291,750 and $284,219,019 outstanding at September 30, 2017 and September 30, 2016, respectively	3,323	3,323
Paid-in capital	1,722,672	1,716,818
Treasury stock, at cost; $51,027,000 and $48,099,731 shares at September 30, 2017 and September 30, 2016, respectively	(735,530)	(681,569)
Unallocated ESOP shares	(53,084)	(57,418)
Retained earnings—substantially restricted	760,070	698,930
Accumulated other comprehensive loss	(7,492)	(19,626)
Total shareholders’ equity	1,689,959	1,660,458
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,692,563	$12,906,062

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Fiscal Year Ended September 30,
	2017	2016	2017	2016
INTEREST INCOME:
Loans, including fees	$101,692	$94,961	$394,447	$375,624
Investment securities available for sale	2,468	1,983	9,041	9,390
Other interest and dividend earning assets	1,817	928	5,507	3,427
Total interest and dividend income	105,977	97,872	408,995	388,441
INTEREST EXPENSE:
Deposits	22,213	22,667	87,421	90,000
Borrowed funds	13,656	7,579	42,678	28,026
Total interest expense	35,869	30,246	130,099	118,026
NET INTEREST INCOME	70,108	67,626	278,896	270,415
PROVISION (CREDIT) FOR LOAN LOSSES	(7,000)	(3,000)	(17,000)	(8,000)
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	77,108	70,626	295,896	278,415
NON-INTEREST INCOME:
Fees and service charges, net of amortization	1,733	1,899	6,896	7,423
Net gain on the sale of loans	711	1,585	2,183	6,161
Increase in and death benefits from bank owned life insurance contracts	1,583	1,613	6,449	7,409
Other	1,098	927	4,321	3,959
Total non-interest income	5,125	6,024	19,849	24,952
NON-INTEREST EXPENSE:
Salaries and employee benefits	23,717	23,224	95,682	96,281
Marketing services	5,204	3,805	19,713	16,956
Office property, equipment and software	6,562	6,236	24,531	23,862
Federal insurance premium and assessments	2,588	2,161	10,055	10,377
State franchise tax	1,246	1,327	5,235	5,459
Real estate owned expense, net	929	72	3,185	5,772
Other expenses	6,933	5,229	24,003	22,297
Total non-interest expense	47,179	42,054	182,404	181,004
INCOME BEFORE INCOME TAXES	35,054	34,596	133,341	122,363
INCOME TAX EXPENSE	12,036	11,790	44,464	41,810
NET INCOME	$23,018	$22,806	$88,877	$80,553

Earnings per share—basic and diluted	$0.08	$0.08	$0.32	$0.28
Weighted average shares outstanding
Basic	276,094,307	279,302,352	277,213,258	281,566,648
Diluted	277,943,467	281,402,921	279,268,768	283,785,713

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$231,355	$717	1.24%	$188,299	$234	0.50%
Mortgage-backed securities	530,634	2,468	1.86%	518,699	1,983	1.53%
Loans (1)	12,320,700	101,692	3.30%	11,612,767	94,961	3.27%
Federal Home Loan Bank stock	88,824	1,100	4.95%	69,853	694	3.97%
Total interest-earning assets	13,171,513	105,977	3.22%	12,389,618	97,872	3.16%
Noninterest-earning assets	372,297			348,500
Total assets	$13,543,810			$12,738,118
Interest-bearing liabilities:
Checking accounts	$977,581	$228	0.09%	$980,630	$277	0.11%
Savings accounts	1,489,244	519	0.14%	1,511,469	630	0.17%
Certificates of deposit	5,643,342	21,466	1.52%	5,855,367	21,760	1.49%
Borrowed funds	3,573,947	13,656	1.53%	2,531,993	7,579	1.20%
Total interest-bearing liabilities	11,684,114	35,869	1.23%	10,879,459	30,246	1.11%
Noninterest-bearing liabilities	167,577			176,181
Total liabilities	11,851,691			11,055,640
Shareholders’ equity	1,692,119			1,682,478
Total liabilities and shareholders’ equity	$13,543,810			$12,738,118
Net interest income		$70,108			$67,626
Interest rate spread (2)(3)			1.99%			2.05%
Net interest-earning assets (4)	$1,487,399			$1,510,159
Net interest margin (2)(5)		2.13%			2.18%
Average interest-earning assets to average interest-bearing liabilities	112.73%			113.88%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Fiscal Year Ended September 30, 2017			Fiscal Year Ended September 30, 2016
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$214,465	$1,961	0.91%	$143,079	$641	0.45%
Investment securities	—	—	—%	162	2	1.23%
Mortgage-backed securities	526,610	9,041	1.72%	555,996	9,388	1.69%
Loans (1)	12,104,277	394,447	3.26%	11,380,798	375,624	3.30%
Federal Home Loan Bank stock	81,105	3,546	4.37%	69,658	2,786	4.00%
Total interest-earning assets	12,926,457	408,995	3.16%	12,149,693	388,441	3.20%
Noninterest-earning assets	358,213			337,083
Total assets	$13,284,670			$12,486,776
Interest-bearing liabilities:
Checking accounts	$992,042	$918	0.09%	$990,592	$1,289	0.13%
Savings accounts	1,514,275	2,093	0.14%	1,563,448	2,811	0.18%
Certificates of deposit	5,672,212	84,410	1.49%	5,756,861	85,900	1.49%
Borrowed funds	3,231,709	42,678	1.32%	2,284,881	28,026	1.23%
Total interest-bearing liabilities	11,410,238	130,099	1.14%	10,595,782	118,026	1.11%
Noninterest-bearing liabilities	190,873			187,417
Total liabilities	11,601,111			10,783,199
Shareholders’ equity	1,683,559			1,703,577
Total liabilities and shareholders’ equity	$13,284,670			$12,486,776
Net interest income		$278,896			$270,415
Interest rate spread (2)			2.02%			2.09%
Net interest-earning assets (3)	$1,516,219			$1,553,911
Net interest margin (4)		2.16%			2.23%
Average interest-earning assets to average interest-bearing liabilities	113.29%			114.67%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.